Exhibit 99.1
Capri Holdings Limited Announces Fourth Quarter and Full Year Fiscal 2020 Results
London — July 1, 2020 — Capri Holdings Limited (NYSE:CPRI), a global fashion luxury group, today announced its financial results for the fourth quarter and full year fiscal 2020 ended March 28, 2020.
Fourth Quarter and Full Year Fiscal 2020 Highlights
•Fourth quarter revenue decline of 11.3%, full year revenue growth of 6.0%
•Fourth quarter adjusted operating margin of 8.3%, full year adjusted operating margin of 13.6%
•Fourth quarter adjusted earnings per share of $0.11, including tax valuation allowances of $(0.44)
•Full year adjusted earnings per share of $3.89, including tax valuation allowances of $(0.44)
John D. Idol, the Company’s Chairman and Chief Executive Officer, said, "These are unprecedented times as the COVID-19 pandemic has dramatically impacted the entire world. My thoughts and prayers go out to all those who have been affected by the virus. As we manage through this evolving situation, our first priority is to help protect the health and safety of our employees, customers and communities. I want to thank our teams around the globe for the hard work and dedication they demonstrate every day, particularly now as we reopen stores and begin to return to our offices across the globe."
Mr. Idol continued, “I would also like to express my heartfelt condolences to the individuals, families and communities affected by the unjust and tragic deaths of George Floyd and Rayshard Brooks as well as the countless victims that have come before them. The systemic discrimination that has led us to this point is deplorable and untenable. At Capri, we stand against racism, discrimination and violence of any kind. As an organization and as individuals, we have an opportunity to positively impact the future. Capri Holdings is committed to listening, learning and taking the necessary actions to support long-term positive change for the Black community. While we foster an inclusive environment where employees of diverse backgrounds are welcomed, valued and celebrated, there is more work that we can do to increase diversity at all levels inside our company. We are working on significant initiatives to create change within Capri Holdings."
Mr. Idol concluded, "Looking at fiscal 2020, we were pleased with the progress of our strategic initiatives across the company. Prior to the impact of COVID-19, our earnings per share outlook was largely on track with our expectations. While we expect fiscal 2021 to be significantly impacted by the effects of the virus, we are encouraged as we reopen our stores globally with initial revenue exceeding our expectations. Capri Holdings has a portfolio of three iconic, founder-led fashion luxury houses that inspire passion and excitement in customers who value design innovation and exceptional quality. Looking ahead, we plan to continue to execute on our growth initiatives. We remain confident in the long-term opportunities for each of our unique luxury brands and believe Capri Holdings is poised to resume its growth trajectory in fiscal 2022."

Global Business Update
The company has begun to resume store operations globally in accordance with local government’s reopening guidelines while following the health and safety protocols of local authorities and public health organizations. Currently, approximately 90% of the company’s global retail fleet of stores are open.
•Americas Stores – All Versace, Jimmy Choo and Michael Kors stores in the Americas closed in mid-March 2020. Currently, approximately 70% of the 455 retail stores in the region are open and we anticipate opening the vast majority of the remaining locations by the end of the second quarter.
•EMEA Stores – All Versace, Jimmy Choo and Michael Kors locations in EMEA closed in mid-March 2020. Currently, approximately 98% of the 316 retail stores in the region are open.
•Asia Stores – The company began closing stores in Asia in late January. Stores in Asia, led by Mainland China, began reopening earlier in the first quarter and currently 98% of the company’s 500 stores in the region are open.
•Retail Store Performance – Revenue performance has ranged from 50% to 75% of prior year levels since stores have reopened, with stronger trends in Mainland China. Results have improved since initial reopenings across all regions.
•Global Ecommerce – Total company Ecommerce revenue increased in the fourth quarter, and growth accelerated in the first quarter of fiscal 2021 to a strong double digit increase compared to prior year.
•Global Wholesale – Similar to the company’s directly operated stores, the majority of our department store partners’ locations in the Americas and EMEA closed in mid-March. Stores began to gradually reopen in mid-May and the majority are currently open. Reopened store performance at the point of sale is in line with our company owned stores. However, our partners have placed limited replenishment orders during the quarter, therefore the company has not had a meaningful level of wholesale shipments. Additionally, travel retail, which is included in the company’s wholesale channel, continues to be impacted by the significant decline in tourism.
During the first quarter of fiscal 2021, the company’s global store base was closed for an average of approximately 55% of the period. Given the significant store closures, the gradual recovery in revenue as stores reopen as well as low wholesale shipments, the company expects first quarter fiscal 2021 revenues to decline approximately 70% compared to prior year. Due to the lower revenue and resulting deleverage, the company anticipates a significant loss per share in the first quarter.
Maintaining Financial Strength
In response to the global pandemic, the company quickly took the following actions to reduce expenses and maintain a strong liquidity position:
•Reduced operating expenses by approximately $500 million
•Diligently managed inventory, generating approximately $400 million of cash flow
•Reduced capital expenditures by approximately $150 million
•Suspended the remaining $400 million under its current share repurchase program
In addition, on June 25, 2020, the company amended its Revolving Credit and Term Loan Facility and entered into a new $230 million 364-day Revolving Credit Facility to further improve its financial flexibility and liquidity position. The amendment waives compliance with the leverage ratio covenant through the first quarter of fiscal 2022, adds security to the facility and applies a minimum liquidity covenant for the duration of the waiver period. Thereafter, the leverage ratio covenant under the Revolving Credit and Term Loan Facility will again apply, but the ratio will increase from 3.75x to 4.00x.

With the additional 364-day Revolving Credit Facility, Capri Holdings expects to end the first quarter of fiscal 2021 with approximately $1.1 billion of liquidity and total borrowings outstanding of $1.8 billion. This compares to $900 million of liquidity and $2.2 billion of total borrowings outstanding at the end of the fourth quarter of fiscal 2020. The company believes it has the financial resources to emerge from these unprecedented times a strong company.
Fourth Quarter Fiscal 2020 Results
Financial Results and non-GAAP Reconciliation
The company’s results are reported in this press release in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and on an adjusted, non-GAAP basis. A reconciliation of GAAP to non-GAAP financial information is provided at the end of this press release. Due to the current and ongoing impact of the COVID-19 pandemic, the company will not be providing comparable store sales results. The company believes the most comprehensive measure of performance in this environment is total revenues compared to the same period in the prior year.
Overview of Capri Holdings Fourth Quarter Fiscal 2020 Results:
•Total revenue of $1.2 billion decreased 11.3% compared to last year. On a constant currency basis, total revenue decreased 11.0%.
•Gross profit was $631 million and gross margin was 52.9%, compared to $793 million and 59.0% in the prior year. Adjusted gross profit was $723 million and adjusted gross margin was 60.7%, compared to $798 million and 59.4% in the prior year.
•Loss from operations was $536 million and operating margin was (45.0)% compared to income of $40 million and operating margin of 3.0% in the prior year. Adjusted income from operations was $99 million and operating margin was 8.3%, compared to $125 million and 9.3% in the prior year.
•Net loss was $551 million, or $(3.69) per diluted share compared to net income of $19 million, or $0.13 per diluted share in the prior year. Adjusted net income was $16 million, or $0.11 per diluted share, including the negative impact of $67 million, or $0.44 per diluted share of unanticipated non-cash valuation allowances. Last year, adjusted net income was $95 million or $0.63 per diluted share.
•Net inventory at March 28, 2020 was $827 million, a 13% decrease compared to the prior year.
Versace Fourth Quarter Fiscal 2020 Results:
•Versace revenue of $213 million increased 55.5% compared to the prior year on a reported and constant currency basis.
•Versace operating loss was $2 million and operating margin was (0.9)% compared to an operating loss of $11 million and operating margin of (8.0)% in the prior year. Last year, adjusted operating loss was $6 million and adjusted operating margin was (4.4)%.
Jimmy Choo Fourth Quarter Fiscal 2020 Results:
•Jimmy Choo revenue of $107 million decreased 23.0% compared to the prior year. On a constant currency basis, total revenue decreased 24.5%.
•Jimmy Choo operating loss was $23 million and operating margin was (21.5)%, compared to operating loss of $8 million and operating margin of (5.8)% in the prior year.
Michael Kors Fourth Quarter Fiscal 2020 Results:
•Michael Kors revenue of $872 million decreased 18.4% compared to the prior year. On a constant currency basis, total revenue decreased 17.7%.
•Michael Kors operating income was $139 million and operating margin was 15.9%, compared to operating income of $166 million and operating margin of 15.5% in the prior year.

Non-GAAP Charges
In the fourth quarter of fiscal 2020, the company recorded the following charges that were excluded from its adjusted non-GAAP results. The majority were directly related to the COVID-19 pandemic.
•$351 million in brand intangible and goodwill impairment charges associated with Jimmy Choo
•$137 million charge for store impairments
•$92 million in higher inventory reserves
•$25 million in higher reserves against receivables
•$30 million in expenses related to ERP implementation, transformation, restructuring and other

Fiscal Year 2021 Outlook
Due to the lack of visibility surrounding the pandemic, macroeconomic fundamentals and tourism, the impacts on our financial and operating results cannot reasonably be estimated at this time. Therefore, the company is not providing guidance for its fiscal year 2021.
Conference Call Information
A conference call to discuss fourth quarter and full year fiscal 2020 results is scheduled for today, July 1, 2020 at 8:30 a.m. ET. A live webcast of the conference call will be available on the Company’s website, www.capriholdings.com. In addition, a replay will be available shortly after the conclusion of the call and remain available until July 8, 2020. To access the telephone replay, listeners should dial 1-866-548-4713 or 1-323-794-2093 for international callers. The access code for the replay is 6816825. A replay of the webcast will also be available within two hours of the conclusion of the call and will remain on the website for 90 days.
Use of Non-GAAP Financial Measures
Constant currency effects are non-GAAP financial measures, which are provided to supplement our reported operating results to facilitate comparisons of our operating results and trends in our business, excluding the effects of foreign currency rate fluctuations. Because we are a global company, foreign currency exchange rates may have a significant effect on our reported results. We calculate constant currency measures and the related foreign currency impacts by translating the current year’s reported amounts into comparable amounts using prior year’s foreign exchange rates for each currency. All constant currency performance measures discussed below should be considered a supplement to and not in lieu of our operating performance measures calculated in accordance with U.S. GAAP. Additionally, this earnings release includes certain non-GAAP financial measures that exclude certain costs associated with COVID-19 related charges, long-lived asset impairments, ERP implementation costs, Capri transformation costs, restructuring and other charges. The Company uses non-GAAP financial measures, among other things, to evaluate its operating performance and in order to represent the manner in which the Company conducts and views its business. The Company believes that excluding these items helps its management and investors compare operating performance based on its ongoing operations. While the Company considers the non-GAAP measures to be useful supplemental measures in analyzing its results, they are not intended to replace, nor act as a substitute for, any amounts presented in its consolidated financial statements prepared in conformity with U.S. GAAP and may be different from non-GAAP measures reported by other companies.
About Capri Holdings Limited
Capri Holdings Limited is a global fashion luxury group, consisting of iconic brands that are industry leaders in design, style and craftsmanship. Its brands cover the full spectrum of fashion luxury categories including women’s and men’s accessories, footwear and ready-to-wear as well as wearable technology, watches, jewelry, eyewear and a full line of fragrance products. The Company’s goal is to continue to extend the global reach of its brands while ensuring that they maintain their independence and exclusive DNA. Capri Holdings Limited is publicly listed on the New York Stock Exchange under the ticker CPRI.

Forward Looking Statements
This press release contains statements which are, or may be deemed to be, “forward-looking statements.” Forward-looking statements are prospective in nature and are not based on historical facts, but rather on current expectations and projections of the management of Capri Holdings Limited (the “Company”) about future events, and are therefore subject to risks and uncertainties which could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements. All statements other than statements of historical facts included in this press release may be forward-looking statements. Without limitation, any statements preceded or followed by or that include the words “plans”, “believes”, “expects”, “intends”, “will”, “should”, “could”, “would”, “may”, “anticipates”, “might” or similar words or phrases, are forward-looking statements. These forward-looking statements are not guarantees of future financial performance. Such forward-looking statements involve known and unknown risks and uncertainties that could significantly affect expected results and are based on certain key assumptions, which could cause actual results to differ materially from those projected or implied in any forward-looking statements. These risks, uncertainties and other factors include the effect of the COVID-19 pandemic and its potential material and significant impact on the Company’s future financial and operational results if retail stores remain closed and the pandemic is prolonged, including that our estimates could materially differ if the severity of the COVID-19 situation worsens, the length and severity of such outbreak across the globe and the pace of recovery following the COVID-19 pandemic, levels of cash flow and future availability of credit, compliance with restrictive covenants under the Company’s credit agreement, the Company’s ability to integrate successfully and to achieve anticipated benefits of any acquisition; the risk of disruptions to the Company’s businesses; the negative effects of events on the market price of the Company’s ordinary shares and its operating results; significant transaction costs; unknown liabilities; the risk of litigation and/or regulatory actions related to the Company’s businesses; fluctuations in demand for the Company’s products; levels of indebtedness (including the indebtedness incurred in connection with acquisitions); the timing and scope of future share buybacks, which may be made in open market or privately negotiated transactions, and are subject to market conditions, applicable legal requirements, trading restrictions under the Company’s insider trading policy and other relevant factors, and which share repurchases may be suspended or discontinued at any time, the level of other investing activities and uses of cash; changes in consumer traffic and retail trends; loss of market share and industry competition; fluctuations in the capital markets; fluctuations in interest and exchange rates; the occurrence of unforeseen epidemics and pandemics, disasters or catastrophes; political or economic instability in principal markets; adverse outcomes in litigation; and general, local and global economic, political, business and market conditions, as well as those risks set forth in the reports that the Company files from time to time with the U.S. Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended March 30, 2019 (File No. 001-35368) and Quarterly Report on Form 10-Q for the fiscal quarter ended December 28, 2019 (File No. 001-35368). Any forward-looking statement in this press release speaks only as of the date made and the Company disclaims any obligation to update or revise any forward-looking or other statements contained herein other than in accordance with legal and regulatory obligations.
CONTACTS:
Investor Relations:
Jennifer Davis
(201) 514-8234
Jennifer.Davis@CapriHoldings.com
Media:
Dinesh Kandiah
(917) 934-2427
Press@CapriHoldings.com

SCHEDULE 1
CAPRI HOLDINGS LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share and per share data)
(Unaudited)

	Three Months Ended		Fiscal Years Ended
	March 28, 2020	March 30, 2019	March 28, 2020	March 30, 2019
Total revenue	$1,192	$1,344	$5,551	$5,238
Cost of goods sold	561	551	2,280	2,058
Gross profit	631	793	3,271	3,180
Total operating expenses	1,167	753	3,463	2,445
(Loss) income from operations	(536)	40	(192)	735
Other income, net	(2)	—	(6)	(4)
Interest (income) expense, net	(1)	17	18	38
Foreign currency loss	7	1	11	80
(Loss) income before provision for income taxes	(540)	22	(215)	621
Provision for income taxes	12	3	10	79
Net (loss) income	(552)	19	(225)	542
Less: Net loss attributable to noncontrolling interests	(1)	—	(2)	(1)
Net (loss) income attributable to Capri	$(551)	$19	$(223)	$543
Weighted average ordinary shares outstanding:
Basic	149,380,121	150,801,608	150,714,598	149,765,468
Diluted	149,380,121	152,083,632	150,714,598	151,614,350
Net (loss) income per ordinary share:
Basic	$(3.69)	$0.13	$(1.48)	$3.62
Diluted	$(3.69)	$0.13	$(1.48)	$3.58

SCHEDULE 2
CAPRI HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions, except share data)
(Unaudited)

	March 28, 2020	March 30, 2019
Assets
Current assets
Cash and cash equivalents	$592	$172
Receivables, net	308	383
Inventories, net	827	953
Prepaid expenses and other current assets	167	221
Total current assets	1,894	1,729
Property and equipment, net	561	615
Operating lease right-of-use assets	1,625	—
Intangible assets, net	1,986	2,293
Goodwill	1,488	1,659
Deferred tax assets	225	112
Other assets	167	242
Total assets	$7,946	$6,650
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$428	$371
Accrued payroll and payroll related expenses	93	133
Accrued income taxes	42	34
Current operating lease liabilities	430	—
Short-term debt	167	630
Accrued expenses and other current liabilities	241	374
Total current liabilities	1,401	1,542
Long-term operating lease liabilities	1,758	—
Deferred rent	—	132
Deferred tax liabilities	465	438
Long-term debt	2,012	1,936
Other long-term liabilities	142	166
Total liabilities	5,778	4,214
Commitments and contingencies
Redeemable noncontrolling interest	—	4
Shareholders’ equity
Ordinary shares, no par value; 650,000,000 shares authorized; 217,320,010 shares issued and 149,425,612 outstanding at March 28, 2020; 216,050,939 shares issued and 150,932,306 outstanding at March 30, 2019	—	—
Treasury shares, at cost 67,894,398 shares at March 28, 2020 and 65,118,633 shares at March 30, 2019	(3,325)	(3,223)
Additional paid-in capital	1,085	1,011
Accumulated other comprehensive income (loss)	75	(66)
Retained earnings	4,332	4,707
Total shareholders’ equity of Capri	2,167	2,429
Noncontrolling interest	1	3
Total shareholders’ equity	2,168	2,432
Total liabilities and shareholders’ equity	$7,946	$6,650

SCHEDULE 3
CAPRI HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED SEGMENT DATA
($ in millions)
(Unaudited)

		Three Months Ended		Fiscal Years Ended
		March 28, 2020	March 30, 2019	March 28, 2020	March 30, 2019
Revenue by Segment and Region:
Versace	The Americas	$53	$22	$186	$22
	EMEA	109	66	420	66
	Asia	51	49	237	49
Versace Revenue		213	137	843	137

Jimmy Choo	The Americas	22	21	107	96
	EMEA	54	73	282	321
	Asia	31	45	166	173
Jimmy Choo Revenue		107	139	555	590

Michael Kors	The Americas	600	701	2,822	3,064
	EMEA	169	215	821	892
	Asia	103	152	510	555
Michael Kors Revenue		872	1,068	4,153	4,511

Total Revenue		$1,192	$1,344	$5,551	$5,238

(Loss) Income from Operations:
Versace		$(2)	$(11)	$(8)	$(11)
Jimmy Choo		(23)	(8)	(13)	20
Michael Kors		139	166	850	964
Total segment income from operations		114	147	829	973
Less: Corporate expenses		(38)	(28)	(152)	(93)
Restructuring and other charges		(5)	(75)	(42)	(124)
Impairment of long-lived assets		(488)	(4)	(708)	(21)
COVID-19 related charges		(119)	—	(119)	—
Total (Loss) Income from Operations		$(536)	$40	$(192)	$735

Operating Margin:
Versace		(0.9)%	(8.0)%	(0.9)%	(8.0)%
Jimmy Choo		(21.5)%	(5.8)%	(2.3)%	3.4%
Michael Kors		15.9%	15.5%	20.5%	21.4%
Capri Operating Margin		(45.0)%	3.0%	(3.5)%	14.0%

SCHEDULE 4
CAPRI HOLDINGS LIMITED AND SUBSIDIARIES
SUPPLEMENTAL RETAIL STORE INFORMATION
(Unaudited)

	As of
Retail Store Information:	March 28, 2020	March 30, 2019
Versace	206	188
Jimmy Choo	226	208
Michael Kors	839	853
Total number of retail stores	1,271	1,249

SCHEDULE 5
CAPRI HOLDINGS LIMITED AND SUBSIDIARIES
CONSTANT CURRENCY DATA
(In millions)
(Unaudited)

	Three Months Ended		% Change
	March 28, 2020	March 30, 2019	As Reported	Constant Currency
Total revenue:
Versace	$213	$137	55.5%	NM
Jimmy Choo	107	139	(23.0)%	(24.5)%
Michael Kors	872	1,068	(18.4)%	(17.7)%
Total revenue	$1,192	$1,344	(11.3)%	(11.0)%

	Fiscal Years Ended		% Change
	March 28, 2020	March 30, 2019	As Reported	Constant Currency
Total revenue:
Versace	$843	$137	NM	NM
Jimmy Choo	555	590	(5.9)%	(5.1)%
Michael Kors	4,153	4,511	(7.9)%	(7.0)%
Total revenue	$5,551	$5,238	6.0%	6.8%
___________________
NM Not meaningful

SCHEDULE 6

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, except share and per share data)
(Unaudited)

	Three Months Ended March 28, 2020
	As Reported	Impairment Charges	Restructuring and Other Charges(1)	COVID-19 Related Charges	ERP Implementation	Capri Transformation	As Adjusted
Gross profit	$631	$—	$—	$92	$—	$—	$723

Operating expenses	$1,167	$(488)	$(5)	$(27)	$(12)	$(11)	$624

Total (loss) income from operations	$(536)	$488	$5	$119	$12	$11	$99

(Loss) income before provision for income taxes	$(540)	$488	$5	$119	$12	$11	$95
Provision for (benefit from) income taxes	$12	$48	$(1)	$16	$3	$2	$80
Net (loss) income attributable to Capri	$(551)	$440	$6	$103	$9	$9	$16
Weighted average diluted ordinary shares outstanding	149,380,121						150,623,391
Diluted (loss) net income per ordinary share - Capri	$(3.69)	$2.95	$0.04	$0.69	$0.06	$0.06	$0.11
______________________
(1)Includes store closure costs recorded in connection with the Michael Kors Retail Fleet Optimization Plan and other restructuring initiatives, and other costs recorded in connection with the acquisitions of Gianni Versace S.r.l. and Jimmy Choo Group Limited.

SCHEDULE 7

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, except share and per share data)
(Unaudited)

	Fiscal Year Ended March 28, 2020
	As Reported	Impairment Charges	Restructuring and Other Charges(1)	Inventory Step-up Adjustment	ERP Implementation	Capri Transformation	Acquisition Foreign Currency Effects	COVID-19 Related Charges	As Adjusted
Gross profit	$3,271	$—	$—	$13	$—	$—	$—	$92	$3,376

Operating expenses	$3,463	$(708)	$(42)	$—	$(41)	$(24)	$—	$(27)	$2,621

Versace operating (loss) income	$(8)	$—	$—	$13	$—	$—	$—	$—	$5
Total (loss) income from operations	$(192)	$708	$42	$13	$41	$24	$—	$119	$755

Foreign currency loss	$11	$—	$—	$—	$—	$—	$(1)	$—	$10
(Loss ) income before provision for income taxes	$(215)	$708	$42	$13	$41	$24	$1	$119	$733
Provision for income taxes	$10	$92	$7	$3	$10	$6	$—	$16	$144
Net (loss) income attributable to Capri	$(223)	$616	$35	$10	$31	$18	$1	$103	$591
Weighted average diluted ordinary shares outstanding	150,714,598								151,922,050
Diluted net (loss) income per ordinary share - Capri	$(1.48)	$4.05	$0.23	$0.07	$0.21	$0.12	$0.01	$0.68	$3.89
______________________
(1)Includes store closure costs recorded in connection with the Michael Kors Retail Fleet Optimization Plan and other restructuring initiatives, and other costs recorded in connection with the acquisitions of Gianni Versace S.r.l. and Jimmy Choo Group Limited.

SCHEDULE 8

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, except share and per share data)
(Unaudited)

	Three Months Ended March 30, 2019
	As Reported	Impairment Charges	Restructuring and Other Charges(1)	Inventory Step-up Adjustment	ERP Implementation	As Adjusted
Gross profit	$793	$—	$—	$5	$—	$798

Versace operating expense	$98	$—	$(3)	$—	$—	$95
Total operating expenses	$753	$(4)	$(75)	$—	$(1)	$673

Versace operating loss	$(11)	$—	$—	$5	$—	$(6)
Total income from operations	$40	$4	$75	$5	$1	$125

Income before provision for income taxes	$22	$4	$75	$5	$1	$107
Provision for income taxes	$3	$1	$7	$1	$—	$12
Net income attributable to Capri	$19	$3	$68	$4	$1	$95
Diluted net income per ordinary share - Capri	$0.13	$0.02	$0.44	$0.03	$0.01	$0.63
______________________
(1)Includes store closure costs recorded in connection with the Michael Kors Retail Fleet Optimization Plan and other restructuring initiatives, as well as transaction and transition costs recorded in connection with the acquisitions of Gianni Versace S.r.l and Jimmy Choo Group Limited.

SCHEDULE 9

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, except share and per share data)
(Unaudited)

	Fiscal Year Ended March 30, 2019
	As Reported	Impairment Charges	Restructuring and Other Charges(1)	Inventory Step-up Adjustment	Acquisition Foreign Currency Effects	ERP Implementation	As Adjusted
Gross profit	$3,180	$—	$—	$11	$—	$—	$3,191

Total operating expenses	$2,445	$(21)	$(124)	$—	$—	$(1)	$2,299

Versace operating loss	$(11)	$—	$—	$5	$—	$—	$(6)
Jimmy Choo operating income	$20	$—	$—	$6	$—	$—	$26
Total income from operations	$735	$21	$124	$11	$—	$1	$892

Foreign currency loss	$80	$—	$—	$—	$(72)	$—	$8
Income before provision for income taxes	$621	$21	$124	$11	$72	$1	$850
Provision for income taxes	$79	$4	$14	$2	$(1)	$—	$98
Net income attributable to Capri	$543	$17	$110	$9	$73	$1	$753
Diluted net income per ordinary share - Capri	$3.58	$0.11	$0.73	$0.06	$0.48	$0.01	$4.97
______________________
(1)Includes store closure costs recorded in connection with the Michael Kors Retail Fleet Optimization Plan and other restructuring initiatives, and transaction and transition costs recorded in connection with the acquisitions of Gianni Versace S.r.l and Jimmy Choo Group Limited.